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                               AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT ("Amendment") is made and entered into as of the 16th day of December, 1997, by and between VALLEY FORGE CORPORATION ("Borrower"), and NATIONSBANK, N.A., f/k/a THE BOATMEN'S NATIONAL BANK OF ST. LOUIS (hereinafter called the "Bank").

               WITNESSETH THAT:

               WHEREAS, Borrower and Bank have previously entered into an Amended and Restated Credit Agreement dated August 31, 1996 (together with all subsequent amendments, the "Agreement"). In conjunction with the Agreement, Borrower signed a Term Note dated June 15, 1995 and an Advanceable Note dated August 31, 1996;

               WHEREAS, Bank and Borrower have agreed to lower the interest rate on the Term Loan and the Advanceable Loan in accordance with the terms and conditions of this Amendment;

               NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

        1. Except as specifically amended by this Amendment, words and phrases defined in the Agreement will have the same meanings when used herein. As used herein, the term Prime Rate shall mean a fluctuating rate of interest established by Bank from time to time, at its discretion, whether or not such rate shall be otherwise published. The Prime Rate is established by the Bank as an index and may or may not at any time be the best or lowest rate charged by Bank on any loan.

        2. The rate at which the Term Loan bears interest on the from-time-to-time unpaid principal balance as referenced in Section 2.2 of the Agreement and the second paragraph of the Term Note shall be amended to read, "a rate per annum equal to one-half of one percent less than the from-time-to-time publicly announced Prime Rate of the Bank, and after maturity, whether by acceleration or otherwise, shall be the rate per annum equal to two percent (2%) in excess of said Prime Rate".

        3. The rate at which the Advanceable Loan bears interest on the from-time-to-time unpaid principal balance as referenced in the second paragraph of the Advanceable Note shall be amended to read, "a rate per annum equal to one-half of one percent less than the from-time-to-time publicly announced Prime Rate of the Bank, and after maturity, whether by acceleration or otherwise, shall be the rate per annum equal to two percent (2%) in excess of said Prime Rate".

        4. Borrower affirms the representations and warranties made by it to the Bank in Section 5 as amended of the Agreement as of the date hereof (except representations and warranties which expressly relate to an earlier date or time, which representation and warranties shall be true and correct on and as of the dates or times referred to therein).

        5. It is expressly understood that this Amendment Agreement modifies the Agreement and that all of the terms, covenants, conditions, representations, warranties, and provisions thereof, unless specifically modified herein, are to apply to this Amendment Agreement and are made a part hereof as though they were expressly incorporated herein and shall remain in full force and effect except as specifically amended herein.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year set forth above.

VALLEY FORGE CORPORATION                         NATIONSBANK, N.A.


By:     /s/                                      By:    /s/
      -----------------------------                     -----------------------
       David R. Brining                                 Susan D. Patterson
Title: President                                 Title: Assistant Vice President
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